Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Blueport Acquisition Ltd (the “Company”) on Form S-1 to be filed on June 26, 2025, of our report dated April 8, 2025, except for Note 8 dated May 16, 2025 with respect to our audit of the financial statements of Blueport Acquisition Ltd as of February 28, 2025, and for the period January 13, 2025 (inception) through February 28, 2025, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Adeptus Partners, LLC

Adeptus Partners, LLC

Ocean, New Jersey

June 26, 2025